News Release
For Immediate Release Company Contact: Jack Collins, Interim CFO Phone: (405) 702-7460 Website: www.qrcp.net

Quest Resource Corp. Announces New Appointment to Board of Directors

OKLAHOMA CITY – December 30, 2008 – Quest Resource Corporation (NASDAQ: QRCP) ("QRCP") today announced the appointment of Greg L. McMichael to its Board of Directors. McMichael joins the board as chairman of the Compensation Committee and member of the Audit Committee. His appointment was effective December 29, 2008.

McMichael is currently a self-employed business consultant who serves on the boards of Denbury Resources Inc., an NYSE-listed oil and natural gas company headquartered in Plano, Texas and of Matador Resources Company, a private oil and natural gas company headquartered in Dallas, Texas.

McMichael retired in 2004 from his position of Vice President and Group Leader — Energy Research of A.G. Edwards, where he was responsible for all of the firm’s equity research in the energy sector. Prior to his employment with A.G. Edwards, which commenced in 1998, McMichael was Director of Equity Research of Hanifen, Imhoff, Inc., a regional investment banking firm based in Denver, for eight years. Prior to his career in equity research, McMichael served in roles of increasing responsibility for oil and natural gas companies based in Denver, Colorado.

"We are very pleased to welcome Greg McMichael to our Board of Directors,” said Jay Rateau, chairman of the board of QRCP. “Greg’s diverse experience as director of publicly traded companies, director of equity research, and senior financial executive will further deepen our Board.”

About Quest Resource Corporation

Quest Resource Corporation is a fully integrated E&P company that owns: the right to develop approximately 75,000 net acres in the Appalachian Basin of the northeastern United States, including approximately 67,000 acres prospective for the Marcellus Shale; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. (NASDAQ: QELP); and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net, the Quest Energy Partners website at www.qelp.net, and the Quest Midstream Partners website at www.qmlp.net. Quest Resource routinely posts important information in the “Investors” section of its website.